EXHIBIT 22


                               AMBASE CORPORATION
                               SUBSIDIARY LISTING
                            AS OF DECEMBER 31, 1997



                                         Jurisdiction      Percentage Voting
                                         In Which          Securities Owned by
Name                                     Organized         Immediate Parent
--------------------------------------------------------------------------------

AmBase Corporation                       Delaware          N/A
   Carteret Bancorp, Inc.                Delaware          100%
   Home Capital Services, Inc.           Delaware          100%
   Maiden Lane Associates, Ltd.          Delaware          100%
   SDG Financial Corp.                   Delaware          100%


Note: Interrelationships shown by indentation with 100% ownership unless otherwise indicated.